Exhibit 99.2

Bowman Consulting Group Announces Closing of Follow-On Public Offering

RESTON, Va – February 11, 2022 – Bowman Consulting Group Ltd. (Nasdaq: BWMN) (“Bowman”), a national engineering services firm supporting owners and developers of the built environment, announced today the closing of its previously announced follow-on public offering at $16.00 per share. A total of 900,000 shares of common stock were sold by Bowman and 150,000 shares of common stock were sold by an existing stockholder of Bowman. The net proceeds to Bowman from the follow-on offering are approximately $13,608,000, after estimated underwriting discounts and commissions but before deducting estimated offering expenses.

Bowman has granted the underwriters an option to purchase up to an additional 157,500 shares of common stock at the offering price, less underwriting discounts and commissions, to cover over-allotments, if any.

Bowman intends to use the net proceeds from the sale of its shares in the offering for general corporate purposes, investment in organic growth, and the funding of potential acquisitions. Bowman will not receive any proceeds from the sale of shares of common stock by the selling stockholder.

D.A. Davidson & Co. and B. Riley Securities acted as joint book-running managers for the offering. Greenberg Traurig, LLP served as legal counsel to Bowman and Akerman LLP served as legal counsel to the underwriters.

The offering of these securities was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from: D.A. Davidson & Co., Attention: Syndicate Department, 8 Third Street North, Great Falls, MT 59401, by telephone at (800) 332-5915 and by e-mail: ProspectusRequest@dadco.com; or B. Riley Securities, Inc., Attention: Prospectus Department, 1300 17th Street N., Suite 1300, Arlington, VA 22209, by telephone at (703) 312-9580 and by e-mail: Prospectuses@brileyfin.com.

A registration statement on Form S-1, as amended, relating to the sale of these securities was filed with, and declared effective by, the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Bowman Consulting Group Ltd.

Headquartered in Reston, Virginia, Bowman is an established professional services firm delivering innovative infrastructure engineering solutions to customers who own, develop, and maintain the built environment. With over 1,100 employees in 40 offices throughout the United States, Bowman provides a variety of infrastructure planning, engineering, construction management, commissioning, environmental consulting, geomatics, survey, land procurement and other technical services to customers operating in a diverse set of regulated end markets. For more information, visit bowman.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include all statements that are not historical facts. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described under “Risk Factors” in Bowman’s registration statement relating to the offering. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by law, Bowman specifically disclaims any obligation to update any of these forward-looking statements to conform these statements to actual results or revised expectations.

Contacts:

Investor Relations

Bruce Labovitz

ir@bowman.com

(703) 787-3403

Megan McGrath

mmcgrath@finprofiles.com

(310) 622-8248